Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT is made and entered into as of this 3rd day of March, 2021 (the “Execution Date”) by and between AssetMark Financial Holdings, Inc., a Delaware corporation (the “Company”) and Charles Goldman (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive have agreed that Executive’s service to the Company as its President and Chief Executive Officer, as a member of the Company’s Board of Directors (the “Board”) and as an employee shall terminate on the respective dates set forth below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

(1) Termination of Service.

(a) As an Officer and Board Member. Effective as of the close of business on March 3, 2021 (the “Transition Date”) Executive, automatically and without further action on his part or any other person or entity, shall cease to hold the offices and titles of President and Chief Executive Officer of the Company, shall cease to be a member of the Board, and shall resign all other offices and titles of the Company and its subsidiaries, and membership on all boards of directors (or similar governing bodies) of the Company’s subsidiaries, including all committees of such boards of directors (or similar governing bodies). Executive acknowledges and agrees that he will not be listed on the slate of nominees for election to the Board that the Board presents to the stockholders of the Company in the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s upcoming Annual Meeting.

(b) Transition Period.  Following the Transition Date, Executive will remain an employee of the Company through the Effective Date (used here as defined in Section 1(c) below). Executive acknowledges and agrees that, following the Transition Date, the senior most officer of the Company will be the Chief Executive Officer and that, during the period immediately following the Transition Date and ending on the Effective Date (the “Transition Period”), the scope of Executive’s responsibilities will relate to assisting the Chief Executive Officer and the Board with such requests as either deems appropriate in assisting in the transition of the duties and responsibilities of the offices of President and Chief Executive Officer. For the avoidance of doubt, Executive will exercise such responsibilities if and to the extent requested by the Chief Executive Officer or the Board.

(c) As an Employee: Effective as of the close of business on April 2, 2021 (the “Effective Date”) Executive, automatically and without further action on his part or any other person or entity, shall cease to be an employee of the Company.

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(2) Consulting Arrangement:

(a) Consulting Period.  Executive will be engaged as a consultant to the Company for a period beginning the day immediately following the Effective Date and ending on the one-year anniversary of the Effective Date (the “Consulting End Date,” and the period immediately following the Effective Date and ending on the Consulting End Date, the “Consulting Period”). Executive’s services hereunder during the Consulting Period will consist of such consulting and advisory services, and shall be provided at such times, as may be requested from time to time by the Board or the Chief Executive Officer of the Company. During the Consulting Period, Executive may perform such services from any location; provided that, the Company shall reimburse Executive for any reasonable travel and lodging expenses incurred in connection with any travel undertaken by the Executive at the request of the Board or the Chief Executive Officer in connection with such services. During the Consulting Period, Executive will not be treated as an employee of the Company or any of its subsidiaries or affiliates for any purposes, including, without limitation, for purposes of any past, present or future employee benefit plan, program or arrangement of the Company or any of its subsidiaries or affiliates, and Executive will not have any authority to bind the Company or any of its subsidiaries or affiliates in any way. Executive’s services hereunder during the Consulting Period will be performed in the capacity of an independent contractor. For avoidance of doubt, it is not anticipated that the Executive will have access to material non-public information of the Company during the Consulting Period. Accordingly, it is anticipated that the Executive will not be considered an insider of the Company during the Consulting Period for purposes of the Company’s Insider Trading Policy based solely on consulting and advisory services provided to the Company hereunder.

(b) Consulting Fees.  In connection with Executive’s services as a consultant during the Consulting Period, the Company will pay an aggregate consulting fee of $130,000, with such amount to be paid in equal quarterly installments in arrears during the Consulting Period (the “Consulting Fees”).

(c) Indemnification.  In the event that Executive’s services to the Company during the Consulting Period are determined to constitute services as an employee and not as an independent contractor, the Company shall hold Executive harmless and indemnify him from any additional taxes imposed with regard to payment of the Consulting Fees as a result of such determination, such that the benefit to Executive from the Consulting Fees is not less on an after-tax basis (taking into account, without limitation, federal, state and local income, payroll and self-employment taxes) than that applicable in the absence of such a determination.

(3) Severance Arrangements:

(a) Employment Agreement: The Company and Executive acknowledge and agree that they are parties to that certain Amended and Restated Employment Agreement made and entered into by and between the Company and Executive as of the 28th day of August, 2019 (the “Employment Agreement”). The Company and Executive acknowledge and agree that, for purposes of the Employment Agreement, the cessation of

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Executive’s employment with the Company on the Effective Date shall be considered a termination of Executive’s employment by the Company without Cause (used here as defined in the Employment Agreement) and other than due to death or Disability (used here as defined in the Employment Agreement). Accordingly, provided that Executive satisfies the requirements of Section 8(i) of the Employment Agreement regarding execution, delivery and non-revocation of the Release of Claims (used here as defined in the Employment Agreement) and otherwise remains in compliance with the terms and conditions of the Employment Agreement, Executive will be entitled to the payments and benefits provided for under Section 8(d) of the Employment Agreement and the acceleration of vesting on restricted stock awards under Section 8(h) of the Employment Agreement, in each case to the extent applicable and at such times and in such forms as set forth in such Employment Agreement.

(b) Equity Awards: Attached as Exhibit A to this Agreement is a list of certain of Executive’s equity awards that are outstanding and unvested as of the date hereof (each, an “Outstanding Equity Award”). Each of the Outstanding Equity Awards has been granted pursuant to an award agreement setting forth the terms and conditions of such equity award (each, an “Award Agreement”). The Company and Executive agree that the Award Agreement for each Outstanding Equity Award is hereby amended such that (i) Executive will be deemed to continue in the service of the Company through the end of the Severance Term (used here as defined in the Employment Agreement) and experience a Termination of Service (used here as defined for purposes of each respective Award Agreement) on the last day of such Severance Term, and, accordingly, the Outstanding Equity Award will continue to vest through the end of such term, and (ii) on the last day of the Severance Term, any then remaining outstanding but unvested portion of the Outstanding Equity Award shall vest in full; provided that any shares that would otherwise be transferred to Executive after March 15, 2022 upon vesting of an Outstanding Equity Award in the form of an RSU (used here as defined for purposes of the respective Award Agreement) shall be transferred to Executive on or before March 15, 2022 to the extent necessary to avoid subjecting the Outstanding Equity Award to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), subject to such transfer restrictions as may be imposed at the discretion of the Company until the applicable vesting date. Except as amended by effect of this Section 3(b), each such Award Agreement will remain in full force and effect.

(c) Benefit Programs:  Effective on the Effective Date, Executive waives future coverage and benefits under all Company disability programs to the extent not then vested based on a claim accrued through the Effective Date. The Company and Executive acknowledge and agree that this Agreement does not affect Executive’s eligibility for other Company medical, dental, life insurance, retirement, and benefit plans. Executive acknowledges and agrees that his rights and continued participation, if any, in those plans will be governed by their terms and applicable law, and that Executive generally will cease to participate in such benefits shortly after the Effective Date, after which Executive may be able to purchase continued coverage under certain of such plans.

(d) Section 409A:  Executive acknowledges and agrees that, as a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code), a portion

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of the payments and/or benefits that Executive may receive under this Agreement or other arrangements with the Company may be subject to an additional tax under Section 409A(a)(1)(B) of the Code unless the commencement of such payments and/or benefits is delayed until the earlier of (x) the date that is six months following the Effective Date or (y) the date of Executive’s death (in each case, the “Distribution Date”).

(4.) Participation in Follow-On Offerings: In the event that the Company undertakes any follow-on offering pursuant to its shelf registration on Form S-3 in effect as of the date hereof, subject to Executive’s continued compliance with the non-competition and non- interference provisions of the Non-Interference Agreement (used here as defined below) through the closing date of such offering, Executive shall have the right to participate in such offering at a rate of up to 10% of the secondary component of such offering, disregarding for this purpose any primary shares offered by the Company in such offering; provided that (i) any determination by the Company to undertake such an offering shall be determined by the Company in its sole discretion and (ii) the size of any such secondary component for any such offering shall be determined by the Company in its sole discretion based on the recommendations of bankers for such offering on applicable market practice.

(5.) Additional Representations and Promises: Executive further acknowledges and agrees that:

(a) To the extent any payments owed to Executive under this Agreement, including the Plan, are subject to any withholding taxes or deductions, the Company is authorized to make any such withholdings or deductions as required by law, and Executive will not be eligible for any additional payments in relation to such withholdings or deductions.

(b) Executive has read and understands all of the provisions of this Agreement, and has not entered into this agreement in reliance upon any representation or statement, written or oral, not set forth in this Agreement.

(6.) Confidentiality, Non-Interference, and Invention Assignment Agreement: Executive acknowledges and agrees that he is party to a Confidentiality, Non-Interference, and Invention Assignment Agreement dated as of January 10, 2014 by and between the Company and Executive (the “Non-Interference Agreement”), and that this Agreement is not intended to supersede the terms of such Non-Interference Agreement, which shall continue in effect according to the terms of such Non-Interference Agreement, including, without limitation, with respect to obligations of Executive in connection with or following termination of his employment. Notwithstanding the foregoing, and consistent with the Board’s prior approval for Executive to act as non-executive chairman of FinTech Evolution Acquisition Group (“FTEV”), the Company acknowledges and agrees that Executive’s prior and continued relationship with FTEV is consistent with and does not violate the Non-Interference Agreement.

(7.) Description of Departure. The Company shall not issue any official press release or statement regarding Executive’s departure from employment with the Company that is inconsistent with the description of such departure in the Company’s press release issued on February 23, 2021, and shall direct each of its officers and directors to limit any public statements they may make

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regarding such termination to statements consistent with such description. Notwithstanding the foregoing, the Company may disclose this Agreement and the terms and conditions hereof, in each case as it may deem necessary or appropriate for compliance with applicable securities laws.

(8.) Entire Agreement. This Agreement represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. If any provision of this Agreement is held by a court of competent jurisdiction or by an arbitrator to be unenforceable or contrary to law, the remainder of that provision and the remaining provisions of this Agreement will remain in full force and effect to the maximum extent permitted by applicable law. This Agreement is governed by federal laws and the laws of the State of Colorado.

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EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

ASSETMARK FINANCIAL HOLDINGS, INC.

By:	Bryan Lin
Title:	Director

EXECUTIVE

Charles Goldman

[Signature Page for Charles Goldman Separation Agreement]

EXHIBIT A

OUTSTANDING EQUITY AWARDS

Award Type	Grant Date	Initial Shares	Vesting Schedule
Stock Option	July 17, 2019	284,605	Three equal annual installments beginning on July 18, 2020
Restricted Stock Unit	June 9, 2020	10,315	Four equal annual installments beginning on June 9, 2021
Stock Appreciation Right	June 9, 2020	88,415	Four equal annual installments beginning on June 9, 2021